Exhibit F-3(d)






      [Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]



                                          April 28, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

            Re:   GPU, Inc.
                  Jersey Central Power & Light Company
                  Metropolitan Edison Company
                  Pennsylvania Electric Company
                  Declaration on Form U-1
                  SEC File No. 70-7926
                  -------------------------------------

Dear Sirs:

            We have examined Post-Effective Amendment No. 12, dated March 30, 1999, to the Declaration on Form U-1, dated December 24, 1991, as amended, under the Public Utility Holding Company Act of 1935 (the "Act"), of GPU, Inc. ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively referred to herein as the "GPU Companies"), which has been docketed in SEC File No. 70-7926, as amended by Post-Effective Amendment No. 13, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended, is hereinafter referred to as the "Declaration".)

            The Declaration now contemplates the issuance,  sale and/or renewal, through December 31, 2003, (i) by the GPU Companies of unsecured promissory notes ("Bank Notes") to various commercial banks pursuant to loan participation arrangements and lines of credit, (ii) by JCP&L, Met-Ed and Penelec of their unsecured promissory notes as commercial paper ("Commercial Paper"), (iii) by the GPU Companies of their unsecured promissory notes ("Unsecured Notes")
evidencing  short-term  borrowings  from  lenders  including  banks,   insurance
companies or other institutions, and (iv) by GPU of its unsecured promissory notes as commercial paper (AGPU Commercial Paper@). The total principal amount of borrowings outstanding at any one time under the Bank Notes, Commercial
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Paper,  Unsecured  Notes,  and GPU  Commercial  Paper,  together  with all other borrowings contemplated by the Declaration, would not, however, exceed $150 million in the case of each of the Met-Ed and Penelec, $250 million in the case of GPU and, in the case of JCP&L, the amount permitted under JCP&L's charter.

            We have been counsel to Penelec, a Pennsylvania corporation, for many years and are familiar with the terms of its outstanding securities. We have also acted as Pennsylvania counsel in connection with the transactions contemplated by the Declaration (a) to GPU, a Pennsylvania corporation, and (b) to JCP&L, a New Jersey corporation which is qualified to do business in Pennsylvania as a foreign corporation and owns certain interests in utility facilities in Pennsylvania.

            Based upon the foregoing, we are of the opinion, insofar as Pennsylvania law is concerned, that, subject to the conditions specified in the following paragraph:

                  (a)  all   Pennsylvania   laws   applicable  to  the  proposed
            transactions as contemplated in the Declaration will have been complied with;

                  (b) GPU and  Penelec  are  each  validly  organized  and  duly existing;

                  (c) the Bank Notes, the Commercial Paper, the Unsecured Notes,
            and the GPU Commercial Paper will each be valid and binding obligations of the respective issuers thereof in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws (including, without limitation, the Atomic Energy Act of 1954, as amended, and the regulations thereunder) affecting creditors' rights generally; and

                  (d) the issuance of the Bank Notes, the Commercial  Paper, the
            Unsecured Notes will not violate the legal rights of the holders of any securities issued by Penelec or any of its subsidiaries.

            The foregoing opinions assume the following conditions shall have been satisfied:

                  (1) the  Commission  shall have entered an  appropriate  order
            forthwith   permitting  the  Declaration,   as  amended,  to  become
            effective; and

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

                  (2) the  appropriate  officers  of GPU and Penelec  shall,  on their respective behalves, have issued and sold to the extent contemplated by the Declaration, the Bank Notes, the Commercial Paper, the Unsecured Notes, and the GPU Commercial Paper against the receipt of cash or renewal thereof equal to the principal amount thereof, each of which (i) is issued, sold or renewed in accordance with the terms and under the conditions set forth in the Declaration and (ii) is issued and sold under the circumstances which are permitted under Section 12(f) of the Act and paragraph (b)(2) of Rule 70 under the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                        Very truly yours,



                        BALLARD, SPAHR, ANDREWS & INGERSOLL, LLP





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